Bravo Brio Restaurant Group, Inc. Reports Second Quarter Financial Results
Reiterates Earnings Guidance for Full Year 2017

Columbus, Ohio - August 3, 2017 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company) owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the thirteen and twenty-six week periods ended June 25, 2017 and reiterated earnings guidance for the full year 2017.

Selected Second Quarter 2017 Highlights Compared to the Second Quarter 2016:

▪	GAAP net income was $1.9 million, or $0.13 per diluted share, compared to GAAP net loss of $(0.7) million, or $(0.04) per diluted share.

▪
Adjusted net income was $1.9 million, or $0.13 per diluted share, compared to adjusted net income of $0.9 million, or $0.06 per diluted share. Please see the reconciliation from GAAP to adjusted (non-GAAP) net income in the accompanying financial tables.

▪	Total comparable restaurant sales decreased 1.0%.

▪	Revenues decreased 2.1% to $103.0 million from $105.2 million.

▪	Comparable restaurant sales decreased 1.1% at BRAVO! and 0.9% at BRIO.

▪	Restaurant-level operating profit increased 8.8% to $14.3 million from $13.1 million.

Brian O'Malley, President and Chief Executive Officer, said, “We are encouraged by the sequential improvement in comparable restaurant sales during the second quarter and particularly the strength of our banquet and off-premises channels, which grew 7.5% and 23.9%, respectively. Guests appreciate the new flavors and options introduced on our menus, are making greater use of our new and upgraded private dining facilities, and are ordering more food to-go for pick-up or delivery. Most importantly, the number of core restaurant locations with positive sales trends is growing.”

O’Malley continued, “During the latter half of the second quarter, we began cycling over the investments made last year that reaffirmed our brands as culinary food-forward destinations and ensured excellence in all elements of service and hospitality. This in turn has enabled us to significantly expand restaurant-level operating profit and adjusted EPS despite a modest decline in comparable restaurant sales. We also closed three underperforming locations during the quarter which enhanced profitability in the current period and will continue to have a positive impact as the year progresses. We will further optimize our restaurant base with up to three additional closures this year.”

O’Malley concluded, “We are pleased to be reiterating our guidance range for adjusted EPS. While the casual dining industry certainly remains challenging and volatile, our investments are now bearing fruit and have positioned us for greater profitability in the third and fourth quarters compared to last year.”

Second Quarter 2017 Financial Results

Revenues decreased $2.2 million, or 2.1%, to $103.0 million in the second quarter of 2017, from $105.2 million in the second quarter of 2016. The decrease in revenues was due to a 1.0% decrease in comparable restaurant sales and 40 fewer operating weeks as a result of three restaurant closures in the second quarter of 2017 and two restaurant closures in the third quarter of 2016. The comparable restaurant sales decrease consisted of a 4.0% decrease in guest counts and a 3.0% increase in average check.

Total restaurant operating costs, which include costs of sales, labor costs, operating costs and occupancy costs, decreased $3.4 million, or 3.6%, to $88.7 million in the second quarter of 2017, from $92.1 million in the second quarter of 2016. Total restaurant-level operating profit increased $1.2 million, or 8.8%, to $14.3 million from $13.1 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit increased to 13.9% in the second quarter of 2017 from 12.5% in the second quarter of 2016.

GAAP net income in the second quarter of 2017 was $1.9 million, or $0.13 per diluted share, as compared to GAAP net loss of $(0.7) million, or $(0.04) per diluted share, in the same period last year.

On an adjusted basis, a measure that the Company believes provides additional information to facilitate a year-over-year performance comparison, adjusted net income in the second quarter of 2017 was $1.9 million, or $0.13 per diluted share, compared to adjusted net income of $0.9 million, or $0.06 per diluted share, in the same period last year. Please see the accompanying financial tables for a reconciliation from GAAP net income to adjusted (non-GAAP) net income.

Second Quarter 2017 Brand Operating Highlights

Comparable restaurant sales decreased 1.1% at BRAVO! and 0.9% at BRIO. Average weekly sales for BRAVO! and BRIO were $58,300 and $79,300, respectively.

As of June 25, 2017, the Company operated 50 BRAVO! restaurants, 63 BRIO restaurants, and one Bon Vie restaurant across 33 states. Included in this total is one BRIO restaurant that is operated under a management agreement. Additionally, one BRIO restaurant is operated under a franchise agreement.

2017 Outlook

The Company is providing the following outlook for the 53-week period ending December 31, 2017:

•	Revenues of $405 million to $415 million.

•	Total comparable restaurant sales of minus 2.5% to flat.

•	Development of one Company-operated restaurant in Siesta Key, Florida.

•	Pre-opening costs of approximately $0.5 million to $1.0 million.

•	Capital expenditures of $9.0 million to $11.0 million (previously $10.0 million to $12.0 million).

•	Diluted share count of approximately 15.4 million.

•	Estimated annual tax rate of approximately 5%.

•	Adjusted net income per diluted share of $0.22 to $0.32.

The Company has not reconciled guidance for Annual adjusted net income per diluted share to the corresponding GAAP financial measures because we do not provide guidance for the various reconciling items. The Company is unable to provide guidance for these reconciling items because it cannot determine their probable significance, as certain items are outside of its control and cannot be reasonably predicted since these items could vary significantly from period to period. Accordingly, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

As part of a review of its restaurant portfolio, the Company expects to close up to six underperforming restaurants and reinvest capital into certain existing restaurants through reimaging and private dining room initiatives. There were three restaurant closures during the second quarter - two BRIOs and one BRAVO! Up to three additional restaurants will close in the second half of the year.

Second Amendment to Senior Secured Credit Facilities
The Company also has entered into a second amendment to its existing senior secured credit facilities. This amendment, among other things, provides the Company with a permanent waiver of noncompliance with certain financial tests for the thirteen weeks ended June 25, 2017. Additionally, the amendment modifies certain financial covenants applicable to the Company, accelerates the maturity date (and related amortization payment schedule) of the senior credit facilities to December 1, 2018 and reduces the availability under the Company’s revolving credit facility.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss second quarter 2017 financial results today at 4:30 PM ET. Hosting the call will be Brian O'Malley, President and Chief Executive Officer and Jim O'Connor, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing (719) 457-2652. A replay will be available two hours after the call and can be accessed by dialing (412) 317-6671; the conference ID is 3194806. The replay will be available until Thursday, August 10, 2017.

The call will also be webcast live and later archived on the Company's investor relations website at http://investors.bbrg.com in the ‘Presentations & Events’ section.

Non-GAAP Measures

Adjusted net income and Adjusted net income per share are supplemental measures of the Company's performance that are not required or presented in accordance with generally accepted accounting principles, or GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered by themselves or as a substitute for measures of performance prepared in accordance with GAAP.

The Company calculates these non-GAAP measures by adjusting net income and net income per share for the impact of certain non-comparable items that are reflected in its GAAP results. The Company believes these adjusted measures provide investors with additional information to facilitate the comparison of its past and present financial results and assist users of the financial statements to better understand these results. The Company utilizes results that both include and exclude the identified items in evaluating its business performance. However, the inclusion of these adjusted measures should not be construed as an indication that the Company's future results will not be affected by certain unusual or non-comparable items.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.'s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 6, 2017.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:
Investor Relations
Don Duffy / Raphael Gross
(203) 682-8200

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE TWENTY-SIX WEEKS ENDED JUNE 25, 2017 AND JUNE 26, 2016 (UNAUDITED)
(in thousands except per share data)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 25, 2017		June 26, 2016		June 25, 2017		June 26, 2016
Revenues	$103,041		$105,213		$209,760		$214,013
Costs and expenses
Cost of sales	26,277	25.5%	27,235	25.9%	54,488	26.0%	55,242	25.8%
Labor	38,467	37.3%	39,751	37.8%	77,537	37.0%	79,016	36.9%
Operating	16,700	16.2%	17,612	16.7%	33,785	16.1%	35,194	16.4%
Occupancy	7,307	7.1%	7,477	7.1%	15,756	7.5%	15,586	7.3%
General and administrative expenses	6,375	6.2%	6,574	6.2%	14,046	6.7%	13,245	6.2%
Restaurant preopening costs	121	0.1%	73	0.1%	150	0.1%	514	0.2%
Impairment	—	—%	1,249	2.0%	—	—%	1,249	1.0%
Depreciation and amortization	5,143	5.0%	5,547	5.3%	10,257	4.9%	11,080	5.2%
Total costs and expenses	100,390	97.4%	105,518	100.3%	206,019	98.2%	211,126	98.7%
Income (loss) from operations	2,651	2.6%	(305)	(0.3)%	3,741	1.8%	2,887	1.3%
Interest expense, net	529	0.5%	344	0.3%	1,040	0.5%	692	0.3%
Income (loss) before income taxes	2,122	2.1%	(649)	(0.6)%	2,701	1.3%	2,195	1.0%
Income tax expense	176	0.2%	5	—%	205	0.1%	601	0.3%
Net income (loss)	$1,946	1.9%	$(654)	(0.6)%	$2,496	1.2%	$1,594	0.7%

Net income (loss) per basic share	$0.13		$(0.04)		$0.16		$0.11
Net income (loss) per diluted share	$0.13		$(0.04)		$0.16		$0.10
Weighted average shares outstanding-basic	15,174		14,597		15,144		14,681
Weighted average shares outstanding-diluted	15,221		14,597		15,175		15,331

Certain percentage amounts may not sum due to rounding.

ADJUSTMENTS TO RECONCILE GAAP TO ADJUSTED RESULTS

Litigation settlements and expenses, net (1)	$—		$—		$1,560		$—
Asset impairment charges (2)	—		1,249		—		1,249
Tax expense related to an Internal Revenue Service audit settlement (3)	—		265		—		265
Tax expense from excess tax deficiency for option exercises (4)	—		134		—		134
Income tax expense (5)	—		(125)		(78)		(125)
Total adjustments	—		1,523		1,482		1,523

Adjusted net income	$1,946		$869		$3,978		$3,117

Net income per basic share- adjusted	$0.13		$0.06		$0.26		$0.21
Net income per diluted share- adjusted	$0.13		$0.06		$0.26		$0.20

Weighted average shares outstanding-basic	15,174		14,597		15,144		14,681
Weighted average shares outstanding-diluted (6)	15,221		15,227		15,175		15,331

_________________________

1)	Reflects the net impact for litigation settlements and expenses recorded during the period.

2)	Reflects non-cash asset impairment charges for the thirteen weeks ended June 26, 2016 for one restaurant.

3)	Reflects the tax expense associated with the settlement of an Internal Revenue Service audit during the period.

4)	Reflects the excess tax deficiency associated with the exercise of stock options during the period.

5)	Reflects the adjustments for income taxes related to the accrued liability for current litigation.

6)
Diluted weighted average shares outstanding includes all potentially issuable common shares, except in a loss position, in which case diluted weighted average shares outstanding is equal to basic weighted average shares outstanding.

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 25, 2017 AND DECEMBER 25, 2016
(Dollars in thousands)

	June 25, 2017	December 25, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$365	$444
Accounts receivable	5,564	9,587
Tenant improvement allowance receivable	—	799
Inventories	2,760	3,114
Prepaid expenses and other current assets	2,751	3,339
Total current assets	11,440	17,283
Property and equipment — net	139,800	145,120
Other assets — net	4,045	4,359
Total assets	$155,285	$166,762

Liabilities and shareholders' deficiency in assets
Current liabilities
Trade and construction payables	$14,232	$15,514
Accrued expenses	28,861	27,351
Current portion of long-term debt	7,000	4,000
Deferred lease incentives	7,269	7,334
Deferred gift card revenue	12,933	18,618
Total current liabilities	70,295	72,817
Deferred lease incentives	49,262	54,459
Long-term debt	31,700	37,500
Other long-term liabilities	22,558	23,516
Commitments and contingencies
Shareholders’ deficiency in assets
Common shares, no par value per share— authorized 100,000,000 shares; 21,171,355 shares issued at June 25, 2017 and 21,069,454 shares issued at December 25, 2016	203,065	202,561
Preferred shares, no par value per share— authorized 5,000,000 shares; issued and outstanding, 0 shares at June 25, 2017 and December 25, 2016	—	—
Treasury shares, 5,977,860 shares at June 25, 2017 and December 25, 2016	(81,019)	(81,019)
Retained deficit	(140,576)	(143,072)
Total shareholders’ deficiency in assets	(18,530)	(21,530)
Total liabilities and shareholders’ deficiency in assets	$155,285	$166,762